APPENDIX B

Series of the Company

Rational Dividend Capture Fund

Rational Tactical Return Fund

Rational Dynamic Brands Fund

Rational Strategic Allocation Fund

Rational Insider Buying VA Fund

Rational Trend Aggregation VA Fund

Rational/ReSolve Adaptive Asset Allocation Fund

Rational Iron Horse Fund

Rational Select Asset Fund

Rational Income Opportunities Fund

Rational/NuWave Enhanced Market Opportunity Fund

Trend Aggregation Dividend and Income Fund

Trend Aggregation Growth Fund

Context Insurance Linked Income Fund

Rational Special Situations Income Fund

Approved By:

Mutual Fund and Variable	Huntington National Bank
Insurance Trust

/s/ Jerry Szilagyi	/s/ Kevin Speert
Jerry Szilagyi, President	Kevin Speert, Vice President